Exhibit 3.96

United States of America State of Wisconsin DEPARTMENT OF FINANCIAL INSTITUTIONS Division of Corporate & Consumer Services

To All to Whom These Presents Shall Come, Greeting:

I, Mary Ann McCoshen, Administrator of the Division of Corporate and Consumer Services, Department of Financial Institutions, do hereby certify that

GREDE WISCONSIN SUBSIDIARIES LLC

is a domestic corporation or a domestic limited liability company organized under the laws of this state and that its date of incorporation or organization is November 20, 1985.

I further certify that said corporation or limited liability company has, within its most recently completed report year, filed an annual report required under ss. 180.1622, 180.1921, 181.1622 or 183.0120 Wis. Stats., and that it has not filed articles of dissolution.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the official seal of the Department on March 28, 2017.
/s/ Mary Ann McCoshen

MARY ANN MCCOSHEN, Administrator Division of Corporate and Consumer Services Department of Financial Institutions

DFI/Corp/33

To validate the authenticity of this certificate

Visit this web address: http://www.wdfi.org/apps/ccs/verify/

Enter this code:                                    197602-59999C23